Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”), is made and entered into as of this 11th of November 2024, by and between ATAI Life Sciences US, Inc. a Delaware corporation (the “Company”) and Gerd Kochendoerfer (the “Executive”). The Company and the Executive may each be referred to in this Agreement individually, as a “Party” and collectively, as the “Parties.”

RECITALS

WHEREAS, the Company wishes to secure the services of Executive upon the terms and conditions hereinafter set forth commencing on or following a date to be mutually agreed upon by the Company and Executive, which date will be no later than December 3, 2024. The actual date on which Executive begins employment with the Company is referred to herein as the “Effective Date”.

WHEREAS, Executive wishes to render such services to the Company upon the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the compensation and benefits provided by the Company and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive, intending to be legally bound, hereby agree as follows, effective on the Effective Date:

1.	Employment. The Company shall employ the Executive, and the Executive shall be employed by the Company, under the terms and conditions set forth in this Agreement.

2.
Term.  The Executive shall be employed at will, meaning that either the Company or the Executive may terminate the Agreement and the Executive’s employment at any time for any reason or no reason, with or without cause, subject to the terms of this Agreement. The period of Executive’s employment hereunder is hereinafter referred to as the “Term”.

3.
Position; Duties; Place of Employment. During the Term, the Executive shall have the position of Chief Operating Officer of the Company and its parent, ATAI Life Sciences N.V. (the “Parent”), and shall have the duties and responsibilities commensurate with such position, as well as such other duties and responsibilities as the Board of Directors (or equivalent, e.g., the Management Board or Supervisory Board) of the Parent (in either case, the “Board of Directors” or the “Board”) and/or the Chief Executive Officer of the Company (the “CEO”) or Parent may from time-to-time direct to the extent consistent with his position and status as set forth above, including, without limitation, providing various services to the Company’s Affiliates (as the term is defined in section 4 below). During the Term, the Executive shall report to the Chief Executive Officer of the Company. The Executive’s principal place of employment shall be Oakland, CA, USA unless otherwise mutually agreed in writing by the Company and the Executive. The Company may require the Executive to travel on behalf of Company domestically and abroad from time to time, including for board meetings of the Parent in Germany.

4.
Obligations of Executive. The Executive shall devote the Executive’s services to the Company and shall perform the Executive’s duties faithfully and to the best of the Executive’s ability. The Executive shall devote the Executive’s full working time and best efforts to the business and affairs of the Company and the Affiliates and will use his best efforts and business judgment, skill and knowledge to the advancement of the Company’s and Affiliates’ interests and to the discharge of the Executive’s duties and responsibilities under this Agreement. Executive shall not, at any time during the Term, directly or indirectly, render any business, commercial, or professional services that is directly related to the business in which the Company, the Parent or any Affiliate is now involved or becomes involved during the term of Executive’s employment to any other person, firm, or organization, nor will Executive engage in any other activities that conflict with Executive’s obligations to the Company or any of its Affiliates without the prior approval of the Board of Directors. For purposes of this Agreement,  “Affiliate” means any person in control of, controlled by or under common control with, the Company, the Parent, or any of their respective subsidiaries, parent companies, or related companies, divisions, predecessors, successors, interests, assigns, and/or entities in which each has an ownership interest, and all persons acting by, through, under and/or in concert with any of foregoing.  Notwithstanding the foregoing, the Parties agree that the Executive shall be permitted to provide consulting services for NFlection Therapeutics, PellePharm ABC and/or Sol-Gel Technologies Inc., up to a cap of 10% in the aggregate of Executive’s working hours per month, subject to compliance with the terms of this Agreement and provided that such activities do not materially interfere with Executive’s peformance of Executive’s duties and responsibilities hereunder or violate the terms of the Confidentiality and Developments Agreement to be executed in connection with the commencement of Executive’s employment; further provided that should any of the aforementioned consulting services extend beyond six months from Effective Date, Executive shall obtain additional written consent from the CEO which shall not be unreasonably withheld.

5.
Salary and Benefits: During the Term, in consideration of the Executive’s agreement to be employed by the Company and for the services to be rendered under this Agreement, the Company agrees to provide compensation to the Executive as follows:

a.
Salary.  During the Term, the Executive shall be paid an annual salary of $440,000 (as may adjusted from time to time in accordance herewith, the “Base Salary”) payable in equal semi‑monthly installments or otherwise in accordance with the Company’s standard payroll cycle and practices, subject to applicable tax related deductions and withholdings. Any increases in the Base Salary shall be determined in the sole discretion of the Board of Directors (and, for the avoidance of doubt, any increased Base Salary shall constitute “Base Salary” for all purposes hereof).

b.
Bonus.  During the Term, the Executive shall be eligible to participate in an annual incentive program established by the Board. Executive’s annual incentive compensation under such incentive program (the “Bonus”) shall be targeted at 40% of the Base Salary (the “Target Bonus”). The Bonus payable under the incentive program shall be based on the achievement of performance goals to be determined by the Board.  The payment of any Bonus pursuant to the incentive program shall be subject to the approval of the Board of Directors and Executive’s continued employment with the Company through the applicable date(s) of payment, except as provided in Section 7.

c.
Sign-On Bonus. Within thirty (30) days of the Effective Date, the Company shall pay Executive a lump sum payment of $75,000 less tax-related deductions and applicable withholdings (the “Sign-On Bonus”). Notwithstanding the foregoing, Executive and the Company acknowledge and agree that the Sign-On Bonus will not be earned to any extent prior to the one (1) year anniversary of the Effective Date and will only be earned on the one (1) year anniversary of the Effective Date if Executive remains actively employed by the Company through such anniversary.  For clarity, if Executive resigns from the Company without Good Reason pursuant to Section 6(a)(vi) or is terminated for Cause (as hereinafter defined) within one (1) year of the Effective Date, Executive will be required to (and shall) repay the Company the Sign-On Bonus within thirty (30) calendar days of his last day of employment with the Company, as follows: (a) 100% of the Sign-On Bonus if Executive’s termination date is prior to the six (6) month anniversary of the Effective Date, or (b) 50% of the Sign-On Bonus if Executive’s termination date is on or after the six (6) month anniversary of the Effective Date.  To the maximum extent permitted by applicable law Executive hereby authorizes the Company to deduct such repayment as a valid set off of wages, any performance bonus, incentive compensation, outstanding expense report and/or other payments or compensation otherwise owed to Executive by the Company. For the avoidance of doubt, if Executive is terminated without Cause or resigns for Good Reason, Executive does not have to repay any of the Signing Bonus.

d.
Reimbursement of Expenses. During the Term, the Company shall reimburse the Executive for his reasonable business expenses incurred in the performance of Executive’s duties under this Agreement in accordance with applicable law and such policies as the Company may adopt from time to time.

e.
Benefits. During the Term, the Executive shall be eligible to participate in employee benefit plans, programs and arrangements available to employees of the Company, subject to the terms and eligibility requirements thereof and as such plans, programs and arrangements may be amended or in effect from time to time.

f.
Vacation. During the Term, the Executive is allowed to take as much leave as the Executive needs in accordance with Executive’s manager and the flexible-time off policy of the Company, subject to modification at the Company’s sole discretion from time to time. Thus, there is no accrued vacation time under this flexible time-off policy to be paid out upon Executive’s termination for any reason.

g.
Equity Grants.  Subject to, and subsequent to, the approval of the Board of Directors, Executive shall be eligible to receive an option to purchase 1,450,000  shares of common stock of the Parent (the “Options”). The Options will have an exercise price per share equal to the fair market value of the underlying shares on the date of grant, and will be subject to a four (4) year vesting period with a one (1) year cliff (i.e., 25% vesting upon the first anniversary of the Effective Date and equal monthly vesting over 36 subsequent months thereafter, in all cases rounded down for any partial shares and subject in all cases to the Executive’s continued employment with the Company). For clarity, the Options and grant thereof are expressly subject in all respects to (i) the approval of the Board of Directors, (ii) the Parent’s equity incentive plan, and (iii) the terms and conditions of the Option agreement(s).

h.
Sick Leave. Executive will be eligible for sick time in accordance with Company policy, as modified from time to time in the Company’s discretion. Currently, US-based employees are eligible to up to 80 working hours (10 days) of paid sick leave per calendar year, with up to ten (10) days carry over to a subsequent year, except as provided by applicable law. Sick leave is not paid out upon termination of employment, unless otherwise required by applicable law.

i.
Withholdings. The Company shall, in accordance with applicable law, deduct from the Base Salary and all other amounts payable by the Company under the provisions of this Agreement to the Executive, or, if applicable, to his estate, legal representatives or such other beneficiary designated in writing by the Executive, all social security taxes, all federal, state and municipal taxes and all other charges and deductions that now or hereafter are required by law to be charged on the compensation of the Executive or charged on cash benefits (“Tax” or “Taxes”), irrespective of whether the Company or Parent is required to deduct.

j.
Indemnification. The Executive shall be eligible for indemnification in accordance with the terms of the Company’s or any Affiliates’ organizational documents and any indemnification agreements entered into with the Executive, which indemnification shall remain in effect after the Term as it applies to the Executive’s service to the Company to the same extent it applies to other executives of the Company.

6.
Termination. Executive’s employment hereunder may be terminated by the Company or Executive, as applicable, without any breach of this Agreement under the following circumstances, and the Term will end on the Date of Termination.  “Date of Termination” shall mean (i) if Executive’s employment is terminated by reason of Executive’s death, the date of Executive’s death; or (ii) if Executive’s employment is terminated pursuant to Section 6(a)(ii)-(vi), either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 6(b), whichever is earlier.

a)	Circumstances. The Executive shall cease to be an employee of the Company upon the occurrence of any of the following events:

i.	Death. Executive’s employment hereunder shall terminate upon Executive’s death.

ii.	Disability. If Executive has incurred a Disability, as defined below, the Company may terminate Executive’s employment.

iii.	Termination for Cause. The Company may terminate Executive’s employment for Cause, as defined below.

iv.	Termination without Cause. The Company may terminate Executive’s employment without Cause.

v.	Resignation from the Company with Good Reason. Executive may resign Executive’s employment with the Company with Good Reason, as defined below.

vi.	Resignation from the Company without Good Reason. Executive may resign Executive’s employment with the Company for any reason other than Good Reason or for no reason.

b)
Notice of Termination.  Any termination of Executive’s employment by the Company or by Executive under this Section 6 (other than termination pursuant to Section 6(a)(i)) shall be communicated by a written notice to the other Party hereto (i) indicating the specific termination provision in this Agreement relied upon, (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, if applicable, and (iii) specifying a Date of Termination which, if submitted by Executive, shall be at least thirty (30) days following the date of such notice (a “Notice of Termination”); provided, however, that in the event that Executive delivers a Notice of Termination to the Company, the Company may, in its sole discretion, change the Date of Termination to any date that occurs following the date of the Company’s receipt of such Notice of Termination and is prior to the date specified in such Notice of Termination, but the termination will still be considered a resignation by Executive. A Notice of Termination submitted by the Company may provide for a Date of Termination on the date Executive receives the Notice of Termination, or any date thereafter elected by the Company. The failure by either Party to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Party hereunder or preclude the Party from asserting such fact or circumstance in enforcing the Party’s rights hereunder.

c)
Company Obligations upon Termination.  Upon termination of Executive’s employment pursuant to any of the circumstances listed in this Section 6, Executive (or Executive’s estate) shall be entitled to receive the sum of:  (i) the portion of Executive’s Base Salary earned through the Date of Termination, but not yet paid to Executive; (ii) any expense reimbursements owed to Executive pursuant to Section 5(d); and (iii) any vested benefits owed to Executive under any qualified retirement plan or health and welfare benefit plan in which Executive was a participant in accordance with applicable law and the provisions of such plan.  Except as otherwise expressly required by law (e.g., COBRA) or applicable plan, program, or arrangement or as specifically provided herein, all of Executive’s rights to salary, severance, benefits, bonuses and other compensatory amounts hereunder (if any) shall cease upon the termination of Executive’s employment hereunder. In the event that Executive’s employment is terminated by the Company for any reason, Executive’s sole and exclusive remedy shall be to receive the payments and benefits described in this Section 6(c) or Section 7, as applicable

d)
Deemed Resignation.  If the Executive’s employment with Company terminates for any reason, Executive shall be deemed to have resigned at that time from any and all positions that he may have held with Company or any Affiliates, as designated by Company or any Affiliates, or any other positions that Executive held on behalf of Company or any Affiliates. If, for any reason, this Section 6(d) is deemed insufficient to effectuate such resignation, following a reasonable opportunity to review, Executive hereby authorizes Company and any Affiliates to execute any documents or instruments consistent herewith which Company may deem necessary or desirable to effectuate such resignation or resignations, and to act as his attorney‑in‑fact. The Company will provide Executive with a copy of such documents.

7.	Payments upon Termination.

(a)
Termination for Cause, or Termination Upon Death, Disability or Resignation from the Company Without Good Reason.  If Executive’s employment shall terminate as a result of Executive’s death pursuant to Section 6(a)(i) or Disability pursuant to Section 6(a)(ii), pursuant to Section 6(a)(iii) for Cause, or pursuant to Section 6(a)(vi) for Executive’s resignation from the Company without Good Reason, then Executive shall not be entitled to any severance payments or benefits, except as provided in Section 6(c).

(b)
Termination without Cause, or Resignation from the Company with Good Reason.  If Executive’s employment is terminated by the Company without Cause pursuant to Section 6(a)(iv), or pursuant to Section 6(a)(v) due to Executive’s resignation with Good Reason, then except as otherwise provided under Section 7(c) and subject to Executive signing on or before the 21st day (or, in the event of a group termination, the 45th day) following Executive’s Date of Termination, and not revoking, a release of claims substantially in the form attached as Exhibit A to this Agreement (the “Release”) and Executive’s continued compliance with Section 9, Executive shall receive, in addition to payments and benefits set forth in Section 6(c), the following:

i.
an amount equal to 0.75 times the Executive’s then-current annual Base Salary, payable in the form of salary continuation in regular installments over the nine (9) month period following the Date of Termination (the “Severance Period”) (payable in equal monthly or bi-weekly amounts or as a lump sum amount, at Company’s discretion) in accordance with the Company’s normal payroll practices;

ii.
subject to Executive’s eligibility and election of continuation coverage of group health coverage pursuant to COBRA, reimbursement or payment (at Company’s discretion) of the cost to continue Executive’s then-current level of group health coverage (including coverage of Executive’s eligible dependents) during the Severance Period; provided, that such reimbursement will cease if Executive receives coverage under a subsequent employer’s group health plan prior to the end of such Severance Period, notification of which Executive shall provide to Company within three (3) business days, and provided, further, that, notwithstanding the foregoing, if the Company determines that it cannot provide the benefit required by this clause (b)(ii) without potentially violating applicable law or incurring an excise tax, the Company shall in lieu thereof provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s and the Executive’s covered dependents’ group health coverage in effect on the Date of Termination (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made regardless of whether Executive elects COBRA continuation coverage and shall commence in the month following the month in which the Date of Termination occurs and end on the earliest of (x) the last day of the Severance Period, (y) the date that Executive and/or Executive’s covered dependents become no longer eligible for COBRA and (z) the date Executive becomes eligible to receive healthcare coverage from a subsequent employer (and Executive agrees to promptly notify the Company of such eligibility); and

iii.
the earned but unpaid portion of the Annual Bonus, if any, for any calendar year ending prior to the calendar year in which the Date of Termination occurs (as determined by the Board in good faith for the performance year), which amount will be paid no later than April 30th of the year in which the Date of Termination occurs.

(c)
Change in Control.  In lieu of the payments and benefits set forth in Section 7(b), in the event Executive’s employment is terminated by the Company without Cause pursuant to Section 6(a)(iv), or pursuant to Section 6(a)(v) due to Executive’s resignation with Good Reason, in either case, on or within twelve (12) months following the date of a Change in Control, subject to Executive signing on or before the 21st day (or, in the event of a group termination, the 45th day) following Executive’s Date of Termination, and not revoking, the Release and Executive’s continued compliance with Section 9, Executive shall receive, in lieu of the payments and benefits set forth in Section 7(b), the following:

i.
an amount in cash equal to the sum of (A) twelve (12) months of the Executive’s then-current Base Salary, and (B) the unpaid portion of the Target Bonus, if any, for any calendar year ending prior to the calendar year in which the Date of Termination occurs, as determined by the Board in good faith for the performance year, payable in a lump sum within sixty (60) days following the Date of Termination;

ii.	the benefits set forth in Section 7(b)(ii), provided that solely for this purpose, “Severance Period” shall mean the twelve (12) month period following the Date of Termination; and

iii.
subject to the approval of the Board, all unvested equity or equity-based awards that vest solely based on the passage of time and are then held by the Executive under any Company equity compensation plans shall immediately become 100% vested (with any such awards that vest in whole or in part based on the attainment of performance-vesting conditions being governed by the terms of the applicable award agreement), and the time period that the Executive may have to exercise any stock options shall be extended for a period equal to the shorter of (x) 12 months or (y) the remaining term of the applicable Option grant.

8.	Certain Definitions.

(a)	Cause. The Company shall have “Cause” to terminate Executive’s employment hereunder upon:

(i)          the commission by the Executive of, or indictment of the Executive for, (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, or intentional fraud (“indictment,” for these purposes, meaning an indictment, probable cause hearing or any other procedure pursuant to which an initial determination of probable or reasonable cause with respect to such offense is made);

(ii)         the Executive’s gross negligence, willful misconduct or repeated insubordination with respect to the Company or any Affiliate;

(iii)        the Executive’s use of alcohol or illegal drugs in a manner that impairs the performance of the Executive’s obligations under this Agreement;

(iv)        the Executive has engaged in misconduct that violates any applicable state or federal law prohibiting workplace harassment, including but not limited to sexual harassment, and/or discrimination, or that violates any written policy of the Company and/or Parent adopted to prevent workplace harassment or discrimination;

(v)          the Executive’s engagement in conduct which the Executive knows or reasonably should have known would cause the Company and/or Parent to violate any state, federal or international law, rule or regulation; or

(vi)         (A) repeated failure of Executive to substantially perform his employment duties hereunder, (B) the Executive’s material breach of any of the material obligations of the Executive under this Agreement if such breach is not cured within five (5) days of notice of such breach to the Executive from the Board of Directors and/or the CEO; or (C) Company’s and/or Parent’s severe financial distress, whereby the Company is in the process of winding down its business and Executive’s employment is terminated in connection with such winding down.

(b)	Change in Control. “Change in Control” shall have the following meaning for purposes of this Agreement:

(i)          any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than Parent, any Affiliate, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of Parent or any Affiliate), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of Parent representing fifty percent (50%) or more of the combined voting power of Parent’s then outstanding securities having the right to vote in an election of the Board of Directors of Parent (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from Parent); or

(ii)        the consummation of (A) any consolidation or merger of Parent where the shareholders of Parent, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than fifty percent (50%) of the voting shares of Parent issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of Parent.

Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred (x) as a result of a financing transaction involving  Parent’s equity securities, (y) as a result of a transaction that occurs to change the domicile of Parent, or (z) for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by Parent that, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of Voting Securities beneficially owned by any person to fifty percent (50%) or more of the combined voting power of all of the then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from Parent) and immediately thereafter beneficially owns fifty percent (50%) or more of the combined voting power of all of the then outstanding Voting Securities, then a Change in Control shall be deemed to have occurred for purposes of the foregoing clause (i).  Notwithstanding the foregoing, a Change in Control shall not have occurred unless the transaction or event constituting the Change in Control would also constitute a “change in control event” (as defined in Treasury Regulation §1.409A-3(i)(5)) under Section 409A (defined below).

(c)	Code. “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder.

(d)
Disability.  “Disability” shall mean termination because the Executive is unable due to a physical or mental condition to perform the essential functions of Executive’s position with or without reasonable accommodation for six (6) months in the aggregate during any twelve (12) month period or based on the written certification by two licensed physicians of the likely continuation of such condition for such period.  This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law.  In the event Executive’s employment is terminated based on the Executive’s Disability, then the Executive shall not be entitled to any severance payments or benefits, except as provided in Section 6(c).

(e)
Good Reason.  “Good Reason” shall mean the Company’s material breach of any of the material obligations of the Company under this Agreement, including a material reduction in base salary or a material diminution in position within the Company. Notwithstanding the foregoing, no Good Reason will have occurred unless and until: (a) Executive resigns within ninety (90) days of Executive’s knowledge of the occurrence of the facts and circumstances underlying the Good Reason event, (b) Executive has provided the Company, within sixty (60) days of Executive’s knowledge of the occurrence of the facts and circumstances underlying the Good Reason event, written notice stating with specificity the applicable facts and circumstances underlying such finding of Good Reason; (c) the Company has had an opportunity to cure the same within thirty (30) days after the receipt of such notice; and (d) the Company shall have failed to so cure within such period.

9.	Restrictive Covenants.

(a)
Confidentiality and Developments.  On or shortly following the Effective Date, as a condition of Executive’s employment hereunder, the Executive shall sign and enter into the Parent’s standard form Confidentiality and Developments Agreement.

(f)
Nonsolicitation.  During the Term and for a period of twelve (12) months after the Date of Termination, Executive will not directly or indirectly solicit any individual who, at the time of the solicitation is an employee of or consultant to Company or any Affiliate to terminate his or her relationship with the Company or any Affiliate.

(g)
Use of Material Undisclosed Information. The Executive acknowledges that it is the policy of the Company that all employees are prohibited from benefiting from the possession of material undisclosed information concerning the Company or any Affiliates, providers or business partners (in each case provided they are listed on a national or international securities exchange) with respect to trading in the public securities markets. The Executive covenants and agrees that he will abide by such policy.

(h)
Reasonable Restrictions. The Executive further acknowledges and agrees that the provisions of this Section 9 are reasonable and properly required for the adequate protection of the Company’s business. Executive represents and warrants that (i) the restrictive provisions of this Section 9 will not substantially impair Executive’s ability to earn a livelihood, nor will such provisions cause Executive undue hardship, and (ii) Executive has fully and carefully read this Agreement and has been advised by the Company to consult with an attorney of Executive’s choice and that Executive fully understands and agrees with the provisions of this Agreement, including this Section 9.

(i)
Blue Penciling. If, at the time of enforcement of any of the provisions of this Section 9, a court shall hold that the duration, scope, geographic area or other restrictions stated herein are unreasonable under circumstances then existing, Executive and the Company agree that the maximum duration, scope, geographic area or other restrictions deemed reasonable under such circumstances by such court shall be substituted for the stated duration, scope, geographic area or other restrictions.

10.	Cooperation.

(a)
Third‑Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in any business. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s continued employment with the Company and the performance of the Executive’s duties for the Company or any Affiliates will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Company or any Affiliates, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company or any Affiliates any copies or other tangible embodiments of non‑public information belonging to or obtained from any such previous employment or other party.

(j)
Litigation and Regulatory Cooperation. During and after the Executive’s employment with the Company, the Executive shall reasonably cooperate with the Company and any Affiliate in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company or any Affiliate that relate to events or occurrences that transpired while the Executive was employed by the Company provided that such cooperation after the termination of Executive’s employment with the Company does not otherwise interfere with the Executive’s subsequent employment and/or engagement with a subsequent employer and/or third parties. The Executive’s reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company and any Affiliate at mutually convenient times. During and after the Term, the Executive also shall cooperate reasonably with the Company and any Affiliate in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company or the applicable Affiliate shall reimburse the Executive for any reasonable out‑of‑pocket expenses (including reasonable legal fees) incurred in connection with the Executive’s performance of obligations pursuant to this Section 10(b).

(k)
Injunction. The Executive acknowledges that any material breach by Executive of Executive’s obligations under this Agreement, including but not limited to the restrictions set forth in Section 9 hereof, would result in irreparable injury to the Company or an Affiliate. The Company or the applicable Affiliate shall, therefore, be entitled, without restricting the Company or such applicable Affiliate(s) from other legal and equitable remedies, to injunctive and other equitable relief to prevent or restrain the breach of this Agreement and to withhold compensation and benefits from the Executive if he fails to comply with this Agreement. Nothing in this Section shall be deemed to restrict any other remedy or right the Company, any Affiliate or the Executive may have for any other breach of this Agreement.

11.           Assignment. This Agreement is personal to Executive, and Executive may not assign or delegate any of Executive’s rights or obligations under this Agreement without first obtaining the written consent of the Company. The Company may assign and delegate its rights and obligations under this Agreement, in each case in whole but not in part, without the prior consent of the Executive in the event that, and only in the event that, (a) the Company shall effect a reorganization, consolidate with, or merge into, any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity, (b) such corporation, partnership, organization or other entity referred to in the preceding clause “(a)” including without limitation any affiliate thereof shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party to this Agreement.

2.             Notices. All notices required under this Agreement shall be given by personal delivery deemed given on the date of receipt, or by postage prepaid certified or registered mail, return receipt requested, addressed to the Company or to the Executive as follows, or to such other address as either Party shall notify the other by like notice:

If to the Company:	ATAI Life Sciences US, Inc. c/o Industrious NYC 250 W 34th Street New York, NY 10019

with a copy to (by email) Ryan Barrett, General Counsel [ ● ]

If to the Executive:	Gerd Kochendoerfer [ ● ] [ ● ]

If sent by mail, such notice shall be deemed to have been given on the date of delivery set forth on the registered or certified mail receipt or upon the third (3rd) day after mailing if delivery is refused.

3.           Expenses of Enforcement. In the event that any suit or legal proceeding is brought to enforce any provision of this Agreement, the prevailing Party in such suit or proceeding shall be entitled to receive all of such Party’s reasonable expenses, including reasonable attorneys’ fees and costs, to the fullest extent permitted by law.
4.            Advice of Counsel. The Executive acknowledges that, in executing this Agreement, the Executive has had the opportunity to seek the advice of independent legal counsel, and has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any Party by reason of the drafting or preparation hereof.
5.            Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and the Parties hereby agree to amend this Agreement as and when necessary or desirable to conform to or otherwise properly reflect any guidance issued under Section 409A after the date hereof without violating Section 409A. In case any one or more provisions of this Agreement fails to comply with the provisions of Section 409A, the remaining provisions of this Agreement shall remain in effect, and this Agreement shall be administered and applied as if the non-complying provisions were not part of this Agreement. The Parties in that event shall endeavor to agree upon a reasonable substitute for the non-complying provisions, to the extent that a substituted provision would not cause this Agreement to fail to comply with Section 409A, and, upon so agreeing, shall incorporate such substituted provisions into this Agreement. A termination of the Executive’s employment hereunder shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit constituting “deferred compensation” under Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” In the event that any payment or benefit made hereunder or under any compensation plan, program or arrangement of the Company would constitute payments or benefits pursuant to a non-qualified deferred compensation plan within the meaning of Section 409A and, at the time of the Executive’s “separation from service” the Executive is a “specified employee” within the meaning of Section 409A, then any such payments or benefits shall be delayed until the six-month anniversary of the date of Executive’s “separation from service”. Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A. All reimbursements for expenses paid pursuant hereto that constitute taxable income to the Executive shall in no event be paid later than the end of the calendar year next following the calendar year in which the Executive incurs such expense or pays such related tax. Unless otherwise permitted by Section 409A, the right to reimbursement or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit and the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, respectively, in any other taxable year.

6.          Section 280G.

(a)
Notwithstanding anything contained in this Agreement to the contrary, in the event that any payment or benefit received or to be received by the Executive (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in any other plan, arrangement or agreement, then such remaining Total Payments shall be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b)
For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of an independent, nationally recognized accounting firm (the “Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

7.          Miscellaneous.

(a)	This Agreement shall be governed by, and construed exclusively in accordance with, the laws of the State of California without giving effect to any choice or conflict of law rules to the contrary.

(b)
Should any provision of this Agreement be held invalid or unenforceable, the remainder of this Agreement shall not be affected and shall be enforceable to the fullest extent permitted at law or in equity.

(c)
This Agreement (together with the Exhibits hereto, if any) contains the entire agreement between the Parties concerning the subject matter hereof and supersedes all prior conversations, proposals, negotiations, understandings and agreements, whether written or oral, concerning the subject matter hereof.

(d)	This Agreement shall not be amended, altered, changed, modified, supplemented or rescinded in any manner except by written agreement executed by both Parties expressly referring to this Agreement.

(e)
No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving Party. The failure of any Party to require the performance of any term or obligation of this Agreement, or the waiver by any Party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

(f)
This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

(g)
The Parties recognize that litigation in federal or state courts or before federal or state administrative agencies of disputes arising out of the Executive’s employment with the Company or out of this Agreement, or the Executive’s termination of employment or termination of this Agreement, or the Restrictive Covenants, may not be in the best interests of either the Executive or the Company, and may result in unnecessary costs, delays, complexities, and uncertainty. The Parties agree that any dispute between the Parties arising out of or relating to the negotiation, execution, performance or termination of this Agreement or the Executive’s employment, including, but not limited to, any claim arising out of this Agreement, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, the Executive Retirement Income Security Act, and any federal, state or local law, statute, regulation, or any common law doctrine, whether that dispute arises during or after employment, shall be settled by binding arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. The rules can be found at https;//www.adr.org/sites/default/files/EmploymentRules_Web.pdf/, or a copy will be provided upon request; provided, however, that this dispute resolution provision shall not apply to any separate agreements between the Parties that do not themselves specify arbitration as an exclusive remedy. The location for the arbitration shall be San Diego, California. Any award made by such panel shall be final, binding and conclusive on the Parties for all purposes, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators’ fees and expenses and all administrative fees and expenses associated with the filing of the arbitration shall be borne by the Company; provided, however, that at the Executive’s option, Executive may voluntarily pay up to one‑half the costs and fees. The Parties acknowledge and agree that their obligations to arbitrate under this Section survive the termination of this Agreement and continue after the termination of the employment relationship between Executive and the Company. The Parties each further agree that the arbitration provisions of this Agreement shall provide each Party with its exclusive remedy, and each Party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this Agreement. By election of arbitration as the means for final settlement of all claims, the Parties hereby waive their respective rights to, and agree not to, sue each other in any action in a Federal, State or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement. The Parties specifically agree to waive their respective rights to a trial by jury, and further agree that no demand, request or motion will be made for trial by jury. Except as may be prohibited by applicable law, the foregoing waiver includes the ability to assert claims as a plaintiff or class member in any purported class or representative proceeding.

[Signature page to follow]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date set below their respective names below.

COMPANY

ATAI LIFE SCIENCES N.V.

By:	/s/ Florian Brand
Name: Florian Brand
Title: Co-CEO

Date: November 10, 2024

ATAI LIFE SCIENCES US, INC.

By:	/s/ Srinivas Rao
Name: Srinivas Rao
Title: Co-CEO

Date: November 8, 2024

EXECUTIVE

/s/ Gerd Kochendoerfer
Gerd Kochendoerfer

Date: November 11, 2024

EXHIBIT A
Separation Agreement and Release

This Separation Agreement and Release (“Agreement”) is made by and between Gerd Kochendoerfer (“Executive”) and ATAI Life Sciences US, Inc., a Delaware corporation (together with any successor, the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).  Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Employment Agreement (as defined below).

WHEREAS, in connection with Executive’s termination of employment with the Company or a subsidiary or affiliate of the Company effective _________, 20__, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Executive may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company or its subsidiaries or affiliates but, for the avoidance of doubt, nothing herein will be deemed to release any rights or remedies in connection with Executive’s ownership of vested equity securities of the Company or one if its affiliates, vested benefits or Executive’s right to indemnification by the Company or any of its affiliates pursuant to contract or applicable law (collectively, the “Retained Claims”).

NOW, THEREFORE, in consideration of the severance payments and benefits described in Section [7(b)/7(c)] of the Employment Agreement, which, pursuant to the Employment Agreement, are conditioned on Executive’s execution and non-revocation of this Agreement, and in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

1.          Severance Payments and Benefits; Salary and Benefits.  The Company agrees to provide Executive with the severance payments and benefits described in Section [7(b)/7(c)] of the Employment Agreement, payable at the times set forth in, and subject to the terms and conditions of, the Employment Agreement. In addition, to the extent not already paid, and subject to the terms and conditions of the Employment Agreement, the Company shall pay or provide to Executive all other payments or benefits described in Section 6(c) of the Employment Agreement, subject to and in accordance with the terms thereof.

2.          Release of Claims.  Executive agrees that, other than with respect to the Retained Claims, the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company, any of its direct or indirect subsidiaries and affiliates, and any of its or their current and former officers, directors, equityholders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”).  Executive, on Executive’s own behalf and on behalf of any of Executive’s affiliated companies or entities and any of their respective heirs, family members, executors, agents, and assigns, other than with respect to the Retained Claims, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date Executive signs this Agreement, including, without limitation:

(a)          any and all claims relating to or arising from Executive’s employment or service relationship with the Company or any of its direct or indirect subsidiaries or affiliates and the termination of that relationship;

(b)          any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of any shares of stock or other equity interests of the Company or any of its affiliates, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state law, and securities fraud under any state or federal law;

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(c)          any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d)          denial of protection or benefits under any and all claims for violation of any federal, state, or municipal statute, ordinance, executive order, regulation, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; and the Sarbanes-Oxley Act of 2002, each as amended, and any other foreign, federal, state or local statute, ordinance, executive order, regulation or constitution regarding employment, termination of employment, discrimination, harassment, retaliation, health and safety, privacy, notice, or wage and hour matters;

(e)          any and all claims for violation of the federal or any state constitution;

(f)          any and all claims arising out of any other laws and regulations relating to employment or discrimination, harassment, or retaliation on the basis of any characteristic protected under law, including but not limited to race, color, national origin, sex, pregnancy, sexual orientation, gender identity, religion, disability, marital or parental status, age, union activity or other protected activity;

(g)          any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement;

(h)          any and all claims arising out of the wage and hour and wage payments laws and regulations of the state or states in which Executive has provided service to the Company or any of its affiliates (including without limitation the California Labor Law); and

(i)          any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released.  Executive acknowledges that Executive has been advised of and is familiar with the provisions of laws that may prohibit the release of unknown claims, including for example California Civil Code Section 1542, which states:

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A GENERAL RELEASE DOES NOT EXTEND TO CLIAMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Executive, being aware of said code section, expressly waives all rights Executive may have thereunder, if applicable, as well as under any other statute or common law principles of similar effect. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to report possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation and any right to receive an award for information provided thereunder, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company for discrimination (with the understanding that Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company or any Releasee for any alleged discriminatory treatment), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, claims to any benefit entitlements vested as the date of separation of Executive’s employment, pursuant to written terms of any employee benefit plan of the Company or its affiliates and Executive’s right under applicable law and any Retained Claims.  This release further does not release claims for breach of Section 6(c) or Section [7(b)/7(c)] of the Employment Agreement.

3.          Acknowledgment of Waiver of Claims under ADEA.  Executive understands and acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary.  Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Executive signs this Agreement.  Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled.  Executive further understands and acknowledges that Executive has been advised by this writing that:  (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has 21 days within which to consider this Agreement (provided, however, that in the event of Executive’s separation as part of a group reduction in force, he shall have forty-five (45) days within which to consider this Agreement), and the Parties agree that such time period to review this Agreement shall not be extended upon any material or immaterial changes to this Agreement; (c) Executive has seven business days following Executive’s execution of this Agreement to revoke this Agreement pursuant to written notice to the Company; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.  In the event Executive signs this Agreement and returns it to the Company in less than the 21 (or 45) day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

4.          Severability.  In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

5.          No Oral Modification.  This Agreement may only be amended in a writing signed by Executive and a duly authorized officer of the Company.

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6.          Governing Law; Dispute Resolution.  This Agreement shall be subject to the provisions of Section 12 and Section 17(a) and (g) of the Employment Agreement.

7.          Effective Date.  Executive has seven business days after Executive signs this Agreement to revoke it and this Agreement will become effective on the day immediately following the seventh  business day after Executive signed this Agreement, so long as it has been signed by the Parties and has not been revoked by Executive before that date.

8.          Voluntary Execution of Agreement.  Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees.  Executive acknowledges that:  (a) Executive has read this Agreement; (b) Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Executive’s own choice or has elected not to retain legal counsel; (d) Executive understands the terms and consequences of this Agreement and of the releases it contains; (e) Executive is fully aware of the legal and binding effect of this Agreement; and (f) Executive has had 21 (or 45) days to review this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

EXECUTIVE

Dated:	Gerd Kochendoerfer

ATAI LIFE SCIENCES US, INC.

By:
Dated:		Name:
Title:

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